MASTER TRUSCAN® SERVICES AGREEMENT

Veracio	**VERACIO LTD** Address: 2455 South 3600 West Salt Lake City, UT 84119 Phone: +1 801 972 6430
Company	**Idaho Copper Corp** Address: 800 W. Main St, Suite 1460, Boise, ID 83702 Phone: 520-850-0274 Email: sdykes@cumoco.com
Master Contract No.	V1005-08-1416
Effective Date	**March …2024** Mar 3, 2024

Term The Term of this Agreement is 12 months, commencing on the Effective Date. Unless otherwise notified by either Party, this Contract will be automatically renewed for an additional term of 12 months.

Veracio Representative

Name: Joel Jeangrand
Position: Vice President, Commercial NAM
Address: Vancouver, BC, Canada
Phone: 236 339 6305
Email: joel.jeangrand@veracio.com

Company Representative

Name: Shaun Dykes
Position: Technical Advisor
Address: 800 W. Main St, Suite 1460, Boise, ID 83702
Phone: 604-842-0625
Email: sdykes@cumoco.com

VERACIO™

This agreement consists of the following documents incorporated herein by reference (collectively, the "**Agreement**"):

a. This Master TruScan® Services Agreement Cover (the "**MTSA Cover**")
b. Schedule A: General Terms and Conditions of TruScan® Services
c. Schedule B: Statement(s) of Work (as completed by the parties from time to time)

This Agreement governs the performance of all TruScan® services by Veracio as set forth on a Statement of Work (the "**Services**"). If there is any conflict, inconsistency, or ambiguity among the documents constituting the Agreement, the documents will rank in the order of precedence as follows: (a) the MTSA Cover, (b) General Terms and Conditions of TruScan® Services, and (c) Statements of Work. Any other terms and conditions, including without limitation any (i) additional or revised Statements of Work, or (ii) that may be proposed by the Company including any that appear on or are referenced in any purchase order, correspondence, acknowledgment, or other document or communication will not apply unless the Agreement is formally amended pursuant to Section 30 of Schedule A.

By executing this Agreement, the Company engages Veracio to provide the Services to the Company, and Veracio agrees to provide the Services to the Company, in accordance with the terms of this Agreement.

Executed by the parties as of the Effective Date.

Signed on behalf of Veracio by its duly authorized representative:

VERACIO COMPANY

By: ______________________________
Signature

JT Clark
Print Name

CEO
Print Title

Signed on behalf of Company by its duly authorized representative:

Andrew Brodkey

By: ______________________________
Signature

Andrew Brodkey
Print Name

Chief Operating Officer
Print Title

SCHEDULE A

GENERAL TERMS AND CONDITIONS OF TRUSCAN® SERVICES

1. Scope of Agreement. This Agreement governs the performance of all Services, as defined in this MTSA Cover.

2. Independent Contractor. Veracio is an independent contractor and Veracio and its employees will not be entitled to any benefits which would ordinarily accrue to any employee of the Company. There will be no relationship between Veracio and the Company of agent and principal, joint venture partners, partners, or a relationship of a fiduciary nature.

3. Payment. Except as otherwise may be set forth on Schedule B, payment of Services shall be net 15 days from the date of Veracio's invoice without discount for early payment. All invoices must be paid by the Company through Veracio's electronic invoicing system by electronic funds transfer, and Company must register with such system before the Services can commence. Veracio reserves the right at any time to (i) require a deposit before commencement of work under any Statement of Work (which deposit will be credited against the final invoice for the Services), or (ii) suspend credit or to change credit terms provided herein when in Veracio's sole judgment the Company's financial conditions so warrants. If any payment is overdue, Veracio may charge the Company interest at a rate of 1.5% per month (18% per annum) until Veracio receives payment in full, including any accrued interest. Veracio may apportion any partial payments made by the Company against any outstanding principal or interest as it may decide. The Company shall have no right to offset any amounts due or to become due to Veracio against any claims, charges, expenses, fees, or other payments of any kind whatsoever under any circumstances, including without limitation any liability which may arise due to any breach or alleged breach of this Agreement.

4. Taxes and Other Charges. Any use tax, sales tax, excise tax, duty, custom, inspection or testing fee, or any other tax, fee, or charge of any nature whatsoever imposed by any governmental authority, on or measured by the transaction between Veracio and the Company, excluding income taxes (collectively, "**Taxes**"), shall be paid by the Company and is not included in prices quoted or invoiced unless specifically stated to the contrary. In the event Veracio is required to pay any such Taxes, the Company shall promptly reimburse Veracio for such Taxes.

5. Reports.

   a. Veracio will communicate its analysis of the information it collects to the Company solely in reports with such form and content as are reasonably appropriate (the "**Reports**"). The Services provided by Veracio, including all Reports delivered to the Company by or on behalf of Veracio, shall be (i) subject to the limited warranty provided by Section 18, and (ii) for the Company's sole use and benefit. The Company acknowledges that (i) Reports are prepared by Veracio by reference to specific samples and information that is recorded by Veracio; (ii) any conclusions contained in any Reports cannot be considered exhaustive and must be interpreted by reference to the applicable samples and the limits of the technology and equipment used by Veracio in the provision to the Services; (iii) Veracio, in providing the Services and Reports, relies on the samples and assays provided by the Company to calibrate the technology and equipment used by Veracio; and (iv) Veracio shall have the right, but not the obligation, to retain copies of the information and data on which the Reports are based pursuant to Section 6.

   b. The Company is solely and exclusively responsible for any decision or action undertaken by the Company or any third party on the basis of Reports. Neither Veracio nor any of its affiliates, or its or their officers, employees, agents, or subcontractors shall be liable to the Company nor any third party for (i) any actions taken or not taken on the basis of the Reports (including without limitation actions taken or not taken with respect to legal or securities exchange reporting); or (ii) any delayed, partial or total nonperformance of the Services arising directly or indirectly from any event outside Veracio's control.

6. Company-Owned Data. In providing the Equipment rental, Veracio shall collect confidential information from and regarding the Company including information obtained by conducting surveys, inspections, verifications, assessments, audits, and appraisals ("**Company Data**"), and Veracio shall be entitled to retain and use Company Data to assist the Company in using and trouble-shooting Veracio tools and instruments, evaluate and interact with geological conditions, improve Veracio tools and instruments (collectively, "**Product Maintenance and Improvements**"), and aggregate Company Data with other data, analysis, and information obtained by Veracio, provided that except as required for Product Maintenance and Improvements, Veracio shall not use Company Data in

any manner that would result in the identification of the Company as the source of the Company Data. Veracio shall have the right, but not the obligation, to retain Company Data for whatever period it elects in its sole discretion, provided, that, subject to Section 7 below, Veracio shall return all Company Data to the Company upon reasonable request by the Company, or certify to the Company that such data has been destroyed Notwithstanding the provisions of Section 7, or any conflicting provision of any related agreement, exhibit, schedule, or addendum, Veracio shall have the right to disclose Company Data to third parties to assist Veracio in conducting Product Maintenance and Improvements. Before any such disclosure of Company Data, Veracio shall require the third-party recipient of Company Data to agree in writing to (i) use Company Data for the sole purpose of Product Maintenance and Improvements, and (ii) keep confidential and not disclose Company Data to any third parties.

7. Confidentiality. Subject to Section 6, Neither party, or third parties bound by this Agreement as set forth in Section 6 above shall, either during the Term or for five (5) years thereafter, disclose any confidential information or Company Data it has obtained as a result of this Agreement or the Services performed under this Agreement to any person, except as may reasonably be necessary to perform its obligations under this Agreement, provided that either party may disclose any confidential information to the extent that disclosure is compelled in connection with legal or government proceedings or requests, or if a party is required to report or disclose such confidential information by law or pursuant to the rules or regulations of any regulatory authority having jurisdiction over such party; and provided further that, if such disclosure is compelled or reporting is required, the disclosing party shall give notice to the non-disclosing party, as soon as is reasonably practicable, to permit the non-disclosing party to contest such disclosure or reporting. Neither party shall be liable for disclosure of information which a party can prove: (i) was already known by such party before receipt; (ii) is now in, or subsequently enters, the public domain through no violation of this Agreement; (iii) is independently developed by a party after the Effective Date; (iv) is legally obtained from a source that is not subject to an obligation of confidentiality; or (v) was approved in writing by the non-disclosing party for disclosure to a third party by the disclosing party. Upon termination or expiration of this Agreement, each party shall, subject to Section 6, destroy all tangible embodiments of confidential information of the other, provided that, a party may retain confidential information to the extent required to comply with applicable law, regulation, formal internal document retention policies, or as a result of an automatic data back-up system used in the ordinary course of business (provided that reasonable efforts are made to delete such confidential information in the ordinary course of business). Notwithstanding the provisions of Section 31, either party may avail itself of local courts that would otherwise have jurisdiction over disputes arising under this Agreement solely for the purposes of seeking injunctive relief against the other party to enforce this Section 6.

8. Provision of Services & Company Samples. Veracio may use any resources it deems appropriate to perform the Services. In addition, Veracio may subcontract certain responsibilities hereunder to the extent contemplated in a Statement of Work. All materials, equipment, tools, and other property provided or used by Veracio will be and remain the exclusive property of Veracio. Veracio will perform Services using reasonable care and skill applicable to professional services organizations, using such methods as Veracio considers appropriate. The Company shall, as a condition precedent to Veracio's obligations hereunder, in its sole discretion, provide Veracio with materially comprehensive and accurate samples and assays with respect to the Services contemplated hereunder which are reasonably sufficient to allow Veracio to calibrate the technology and equipment used by Veracio. The Company acknowledges that the quality of the Reports provided hereunder is contingent on the quality of the samples and assays provided by the Company.

9. Site Access & Conditions. . Except to the extent that Services are provided by Veracio at its own facilities as contemplated in this Agreement, the Company shall provide Veracio and its agents reasonable access to and appropriate instructions for accessing the location of the Services (the "**Site**"). If Veracio is not granted reasonable access to the Site or otherwise fails to timely perform the Services due to any circumstance outside of Veracio's reasonable control, Veracio shall have no obligation to perform such Services. Except to the extent attributable to Veracio's negligence or willful misconduct, Veracio shall not be liable for , and shall indemnify, defend, and hold harmless the Company (including its directors, officers, employees, and agents), for any damage caused or incurred by Veracio or its representatives, for any damage caused or incurred by Veracio or its representatives while the Services are performed at Veracio's facilities. . In the event Veracio encounters unexpected surface or subsurface Site conditions, Veracio shall immediately notify the Company. If such conditions could not have reasonably been identified by Veracio before executing this Agreement, this Agreement shall, subject to Veracio's suspension and termination rights under Section 10, be equitably adjusted to account for such unexpected surface or subsurface Site conditions.

10. Safety. The Company shall provide reasonable warnings or notifications to Veracio, and its employees, representatives, agents, and subcontractors, of any hazards or other unsafe conditions at the Site. Before the

performance of any Services, Veracio or its agents shall have the right to enter the Site at any time to conduct independent security and risk assessments of the Site. Before the performance of Services and notwithstanding any contrary provision contained herein, if Veracio determines the Site to be unsafe, insecure, or if the health and safety of any person is at risk for any reason, Veracio may suspend or terminate the Services without liability to the Company or any third party. Veracio will promptly notify the Company if Services are suspended or terminated under this Section 10.

11. Disposition of Core Samples. All core samples shall be returned to the Company following the performance of the Services at the Company's sole expense. Should any core samples be found to be contaminated by hazardous substances or suspected hazardous substances, it is the Company's responsibility to arrange for lawful disposal at the Company's sole expense. All costs associated with the disposal of samples are to be borne by the Company. Notwithstanding the foregoing or any contrary provision of the Agreement, all calibration standards created by or provided to Veracio shall be retained, and owned exclusively, by Veracio.

12. Environmental. The Company shall supply Veracio with any and all information regarding potential or actual contamination, pollution, wastes or hazardous materials, or other adverse environmental conditions on the Site or near where the Services are to be performed, including ingress and egress routes, and use its best efforts to provide a safe working environment. Before commencement of the Services, the Company shall supply Veracio with all necessary permits required to conduct the Services and notify Veracio of all Site-specific environmental compliance issues. Veracio reserves the right, but does not have the obligation (except as such obligation may be required by law), to report to any federal, state, provincial, territorial, district, county, or local public agencies having jurisdiction over the subject matter any conditions existing at the Site from time to time that may present a potential danger to public health, safety or the environment or which may constitute violations of applicable environmental laws. The Company agrees to timely notify each appropriate federal, state, provincial, territorial, district, county, and local public agency, as required by law, of the existence of any condition at the place where the Services are performed that may present a potential danger to public health, safety or the environment or which may constitute a violation of applicable environmental laws. Veracio will comply with all federal, state, provincial, territorial, county, and local laws, regulations, and ordinances, and any subpoena, judicial order, or government directive, with respect to potential dangers to health, safety, or the environment and required disclosures relating thereto. Veracio shall have no liability or responsibility to the Company, the Site owner (if different than the Company), or any other person or entity relating to reports or disclosures made in accordance with this Section 12. The Company shall defend, indemnify and hold Veracio and its affiliates (including its and their directors, officers, employees, and agents) harmless from and against any and all claims, demands, liabilities, and expenses, including attorneys' fees (collectively, "**Losses**"), incurred by Veracio arising from or relating to such disclosures.

13. Hazardous Materials. If hazardous materials, including without limitation hazardous waste, oil, fuel, pollutants, contaminants, solid, liquid, gaseous or thermal irritants, or asbestos ("**Hazardous Materials**"), are encountered during the performance of the Services in the limited area where the Services will be performed, the Company shall immediately provide, at no cost to Veracio, an approved suitable area in which Veracio may decontaminate any equipment or personnel exposed to such Hazardous Materials. The Company shall defend, indemnify and hold harmless Veracio and its affiliates (including its and their directors, officers, employees, and agents) from and against all Losses arising from or relating to (i) the actual, alleged, or threatened discharge, dispersal, release or escape of any Hazardous Materials from the Site, (ii) the processing, treatment, storage, transportation, handling or disposal of any Hazardous Materials on the Site or near where the Services are to be performed, including ingress and egress routes, and (iii) any pre-existing condition at the Site.

14. Term. The Term of this Agreement is set forth on the MTSA Cover.

15. Termination by Company. In addition to other rights of termination provided in the Agreement, specifically including the termination right set forth in Schedule B below regarding "Success" of Phase 1 of the Statement of Work, the Company may terminate this Agreement or any specific Statement of Work issued under this Agreement: (i) if any material breach of this Agreement by Veracio remains uncured for ten (10) days after receipt of written notice of such breach (unless Veracio is diligently commencing to cure the breach within such period); (ii) if Veracio becomes insolvent, voluntarily files a petition for bankruptcy or reorganization, fails to have dismissed within sixty (60) days of filing any involuntary petition in bankruptcy or reorganization, makes an assignment for the benefit of creditors, obtains the appointment of a trustee or receiver or the occurrence of any equivalent event under applicable law; or (iii) upon thirty (30) days written notice to Veracio, with or without cause.

16. Termination by Veracio. In addition to other rights of termination provided in the Agreement, Veracio may terminate this Agreement or any specific Statement of Work issued under this Agreement: (i) if any material breach of this Agreement or a specific Statement of Work by the Company remains uncured for ten (10) days after receipt of

written notice of such breach (unless the Company is diligently commencing to cure the breach within such period); (ii) for failure by the Company to make payments when due; (iii) if the Company becomes insolvent, voluntarily files a petition for bankruptcy or for reorganization, fails to have dismissed within sixty (60) days of filing any involuntary petition in bankruptcy or reorganization, makes an assignment for the benefit of creditors, obtains the appointment of a trustee or receiver or the occurrence of any equivalent event under applicable law; or (iv) if any breach of this Agreement or a specific Statement of Work by the Company remains uncured after thirty (30) days notwithstanding the Company's efforts to diligently cure such breach.

17. Effect of Termination. Upon termination of this Agreement or any Statement of Work for any reason, the Company shall pay Veracio the following amounts without duplication: (i) the Agreement price for all completed Services which conform to the requirements of the Agreement and not previously paid for; and (ii) Veracio's actual cost of work-in-progress and materials purchased by Veracio based on the Statement of Work, and (iii) all other incidental costs and expenses including without limitation demobilization costs.

18. Removal of Equipment. If Veracio is unable to remove its equipment from the Site or any related property upon completion or termination of Services for any reason beyond Veracio's reasonable control, the Company shall pay Veracio a per diem charge determined to be objectively reasonable. This charge shall be in addition to all other rights and remedies available to Veracio, at law or in equity, to gain possession of such equipment. Limited Warranty. Veracio warrants that, as of the date of performance, the Services will be performed in accordance with generally accepted practices of professional providers of similar services in the same locale and under like circumstances. EXCEPT FOR THE LIMITED WARRANTY EXPRESSLY SET FORTH IN THIS SECTION 18, VERACIO MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

19. Company's Representations and Warranties; Right-of-Entry. The Company represents and warrants to Veracio that it has (i) the right to enter and occupy the Site, (ii) has obtained all necessary approvals, permits, and permissions (government and otherwise) necessary for the Services to be performed, and (iii) has the right to authorize Veracio to enter and occupy the Site to perform the Services, and hereby does so authorize Veracio. If the Site is not owned by the Company, the Company has obtained the permission of the owner, and any other persons claiming any rights to or interest in the Site, for Veracio to enter the Site and perform the Services and all related activities, including without limitation reconnaissance, surveys, and borings.

20. Indemnification.

a. Veracio. Veracio shall defend, indemnify and hold the Company harmless from and against any and all Losses arising from or relating to (i) injury to or death of any person employed by Veracio or its subcontractors arising from or relating to the performance of the Agreement, except to the extent attributable to the gross negligence or intentional misconduct of the Company; (ii) injury to or death of any person employed by the Company or its subcontractors to the extent attributable to the gross negligence or intentional misconduct of Veracio; or (iii) injury or death of any third party not covered by (i) or (ii) above or damage to property arising from or relating to Veracio's negligence or intentional misconduct.

b. Company. The Company shall defend, indemnify and hold Veracio harmless from and against any and all Losses arising from or relating to (i) injury to or death of any person employed by the Company or its subcontractors arising from or relating to the performance of the Agreement, except to the extent attributable to the gross negligence or intentional misconduct of Veracio; (ii) injury to or death of any person employed by Veracio or its subcontractors to the extent attributable to the gross negligence or intentional misconduct of the Company; or (iii) injury or death of any third party not covered by (i) or (ii) above or damage to property arising from or relating to the Company's negligence or intentional misconduct. In addition, and notwithstanding any contrary provision herein, the Company shall defend, indemnify and hold Veracio harmless from and against any and all Losses for damage to property or equipment or injury to or death of any person employed by Veracio, its subcontractors or any third party arising from or relating to the transportation of Veracio personnel, subcontractors or equipment in vehicles, watercraft or aircraft provided by the Company.

21. Limitation on Liability. Except as may be provided for herein, in no event will either party hereto be liable for any indirect, incidental, special, consequential, punitive, or similar damages or any actual or alleged lost profits, loss of data, or business interruption losses. In no event will the total, aggregate liability of Veracio under this Agreement exceed the Agreement price for the Services for which liability is claimed. The liability limitations shall apply even if Veracio has been notified of the possibility or likelihood of such damages occurring and regardless of the form of action, whether in contract, negligence, strict liability, tort, products liability, or otherwise. The liability limitations set forth in this Section 21 shall apply to all Losses, including, without limitation, Losses subject to

indemnification pursuant to this Agreement.

22. Insurance. Company shall maintain with financially sound and reputable insurers all adequate insurance with respect to their respective real and personal property owned or leased by the Company, employees, contractors, agents, and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary within the mining industry for entities of established reputation engaged in the same or a similar business and similarly situated. This includes but is not limited to commercial general liability insurance for claims for bodily injuries or death and property damage (with limits of no less than US$5,000,000 per occurrence). If required Company shall furnish Veracio with certificates of insurance or any other document evidencing compliance.

23. Intellectual Property. Notwithstanding any contrary provision that may be contained in this Agreement, ownership of all know-how, inventions, methods, formulas, ideas, techniques, processes, improvements, or other Veracio intellectual property, including without limitation TruScan® technology or any of the hardware, software, firmware, methods or algorithms constituting TruScan® technology, whether pre-dating this Agreement or developed or discovered by Veracio during the provision of Services ("**Intellectual Property**") shall belong exclusively to Veracio. The Company shall not disclose or transfer Intellectual Property to any individual person or corporate entity, including without limitation the Company's customers, employees, affiliates, representatives, agents or subcontractors ("**Person**"), and nothing contained herein shall be construed as giving the Company or any Person, any license, assignment, grant, right or other interest of any nature whatsoever with respect to any Intellectual Property. In addition, the Company shall not, and shall not permit any other Person to directly or indirectly reverse engineer, disassemble, analyze, decompile, redesign, adapt, improve, modify, re-program, duplicate, or create derivate works based upon, the Intellectual Property.

24. Compliance with Laws.

The parties shall at all times comply with all laws that apply to this Agreement and its performance hereunder, including without limitation all laws related to the environment, safety, anti-bribery, and human rights. Notwithstanding anything contained herein to the contrary, either party may immediately terminate this Agreement or any Statement of Work at any time due to the other party's breach of the terms of this Section 24.

25. Assignment. The Company shall not assign or transfer this Agreement, directly or indirectly, without the prior written consent of Veracio, which consent shall be at Veracio's sole discretion, and any attempted assignment without such prior written consent shall be void. Veracio may assign all or part of its rights and obligations under this Agreement to another Veracio affiliate or related party upon ten (10) days written notice to the Company.

26. Severability; Waiver. Any provision or provisions of this Agreement that in any way contravenes the law of any state, province, or country in which this Agreement is effective shall, in such state, province, or country, to the extent of such contravention of law, be deemed separable and shall not affect any other provision of this Agreement or its validity. Any waiver on the part of either party hereto of any right or interest must be in writing and shall not constitute the waiver of any other right or interest, or any subsequent waiver.

27. Force Majeure. Failure of Veracio to perform the Services (or portions thereof) when due shall be excused, if occasioned in whole or in part by any act of God or other act beyond the reasonable control of Veracio, including without limitation fire, explosion, flood, drought, earthquake, unforeseen weather, war, riots, civil insurrection, terrorist acts, sabotage, accident, embargo, governmental actions, epidemics, pandemics, unforeseen geological conditions, or shortage or failure of supply of materials or labor, or strikes or other labor trouble. Veracio shall have no obligation or liability whatsoever arising out of or in connection with any such failure. In the event such Force Majeure condition exists for more than thirty (30) consecutive days, the Company shall have the right to terminate this Agreement.

28. Notices. Any notice required or permitted to be given under this Agreement must be in writing and must be served by hand delivery with receipt, or by a nationally recognized overnight delivery service, by express mail or certified mail return receipt requested, or by confirmed email. Notice shall be effective on tender of delivery at the notice address during ordinary business hours. Any communication given in any other manner shall be effective only if and when received by the party to be notified. For purposes of this Section 28, the notice addresses of the parties shall be as set forth in the MTSA Cover. Any party may change the address to which such communications are to be sent by notice to the other party as provided in this Agreement.

29. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties on the subject matter hereof and supersedes all prior agreements between the parties. Neither of the parties shall be bound by any conditions, definitions, representations, or warranties with respect to the subject matter of this Agreement other

than as expressly provided herein or as duly set forth after the date hereof in writing and signed by a duly authorized representative of the party to be bound thereby.

30. Amendment. This Agreement may be amended only by a written instrument duly executed by authorized personnel of the parties.

31. Governing Law; Venue; Dispute Resolution; Waiver of Jury Trial.

a. This Agreement shall be deemed to have been executed and entered into in the State of Utah, and this Agreement, and its formation, operation, and performance shall be governed, construed, performed, and enforced in accordance with the substantive laws of such State without regard to its conflicts of law principles. The parties exclude in its entirety the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts in such State and the courts of appeal from them for determining any dispute concerning this Agreement or the transactions contemplated by this Agreement. Each party waives any right it has to object to an action being bought in those courts including, but not limited to, claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

b. If a difference or dispute ("**Dispute**") arises between the parties in connection with this Agreement, either party may give the other party written notice setting out the full details of the Dispute ("**Notice of Dispute**"). Subject to a party seeking injunctive or urgent declaratory relief at any time, a party may not commence any court proceedings in relation to a Dispute unless a Notice of Dispute has been served and the party serving the Notice of Dispute has made all reasonable attempts to resolve the Dispute in accordance with this Section. The parties must attempt to resolve any Dispute promptly by negotiating in good faith. If the Parties are unable to resolve the Dispute within ten (10) business days after a Notice of Dispute is served, each party must refer the Dispute to a higher level representative (or at least General Manager level or equivalent) and such representatives must confer (by meeting or telephone conference) at least once in an effort to resolve the Dispute or agree on methods for doing so. If the Dispute is not resolved, or the Parties have not agreed on any alternative methods to resolve the Dispute, within twenty (20) business days after a Notice of Dispute is served, then either party may commence court proceedings in relation to the Dispute. Each party must continue to perform its obligations under this Agreement despite the existence of any Dispute.

c. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 31.

32. Cost of Enforcement. Each party shall pay all costs and expenses, including actual reasonable attorneys' fees, incurred by the other party in enforcing the provisions of this Agreement or in recovering any claims or damages arising from a breach of this Agreement if the other party is successful in its action and upon receipt of a final judgment from a court of competent jurisdiction, including any appeals thereof

33. Survival. Except as otherwise specifically provided herein, termination of this Agreement shall not relieve any party hereto from any obligation under this Agreement that accrued or arose from facts and circumstances in existence prior thereto. In addition, the provisions of this Agreement that by their nature contemplate continuing obligations shall survive expiration or termination of this Agreement.

34. Language. This Agreement has been drafted in the English language. Any translations of this Agreement are intended solely for the convenience of the parties. The English language version of this Agreement shall exclusively govern the relationship of the parties with regard to the subject matter therein.

35. Non-Solicitation. During the Term and for one (1) year following the termination of this Agreement for any reason, neither party shall, directly or indirectly, solicit for employment any person who is or was employed by the

other party or any of their affiliates during the Term; provided, however, that it will not be deemed a violation of this Section to make an offer of employment to current or former employees who respond to general solicitations of employment.

VERACIO

SCHEDULE B

VERACIO

STATEMENT OF WORK

FOR

TRUSCAN® SERVICES

Company Name:	Idaho Copper Corporation ("**Idaho**")
Master Contract No.:	V1005-08-1416
Master Contract Effective Date:	March ….. 2024 Mar 3, 2024
SOW Project Name:	Veracio TruScan
SOW No.:	VER-SOW-8-0325
SOW Effective Date:	March…. 2024 Mar 3, 2024

This Statement of Work (this "**SOW**") is entered into by and between Veracio and Company under and pursuant to that certain Master TruScan Services Agreement identified above. All capitalized terms not defined herein shall have the meanings ascribed in the Agreement. The terms of the Agreement are incorporated in this SOW by this reference.

1. **Site(s). The Services are required or will be performed at the following Relevant Site(s):**

   Phase I will be performed and completed at Veracio Salt Lake City Warehouse. All other Phases of this Statement of Work will be performed at Idaho Copper Caldwell core storage building located at 2800 E Chicago St, Caldwell, ID 83605 United States ("Site")

2. **Project Managers:**

   The project managers for the Services to be performed under this SOW shall be as follows:

For Veracio	**For Company**
Inva Braha	Shaun Dykes
Name	Name
Salt Lake City	800 W. Main St. Suite 1460, Boise
Address	Address
+1 385 602 5138	604-842-0625
Phone	Phone
N/A	N/A
Fax	Fax
Inva.Braha@veracio.com	Sdykes@cumoco.com
Email	Email

3. **Description of the services to be performed under this Statement of Work**

   For the purposes of this Statement of Work the parties understand and agree that the Services will be in two different stages ("**Phases**") as described below.

Phase 1. Calibration.

1.1 Under this initial Phase, Idaho Copper sent two diamond drill holes along with associated 10 ft assayed results and pulps. The holes are C08-39 (2888 ft) and C12-67 (1978 ft) which have been scanned at the Veracio facility in Salt Lake City with the intention to complete certain tests, where the goal is to:

(a) Set the successful calibration of Veracio technology; and
(b) Test the TruScan XRF unit (the "**Unit**") and associated technology to demonstrate that the same is able to:

(i) successfully scan Idaho Copper core; and
(ii) deliver results that can reliably map metal deportment useful in later grade engineering studies.

1.2 In addition, Idaho Copper will send ~2oz of legacy pulps for calibration refinement from this or similar hole(s). Ideally, pulp selection should be done in concert with a Veracio geologist, however if limited pulps are available (i.e. <100) all pulp samples should be provided along with the corresponding lab assays.

1.3 Idaho Copper will at its sole risk and expense send to Veracio's facility one staff geologist ("**Designated Geologist**") to:

(a) observe the calibration and scanning process with TruScan; and
(b) for a period of a few days receive training from Veracio on calibration and operation of the scanner Unit, and use of Veracio software ("**Training**").

1.4 All Travel Expenses of the Designated Geologist will be the sole responsibility Idaho Copper. For the purposes of this Statement of Work Travel Expenses includes all costs and expenses associated with transportation and accommodation of the Designated Geologist during the Training. All fees for Phase 1 will are defined in Section 6 – pricing.

1.5 For the purposes of this initial Phase 1, the term **"Successful "** means that Veracio using its TruScan service was able to:

(a) identify 80% or better the relative grade of the 10-foot assay intervals, as would be expected for results within individual intervals taking into consideration the effects of split core variability along with sampling associated with historical half core.

(b) demonstrate the systems capability to map economic element (Cu, Mo) deportment within these intervals.

1.6 Veracio shall provide Idaho with all data and results generated during Phase 1, including, but not limited to, photos, spot assays, graphs, and all related information, in order to assist in the determination of "Success" as that term is defined above.

1.7 Upon completion of Phase 1, Veracio and Idaho acting reasonably and in good faith will evaluate whether the results obtained were Successful. In the event the results above mentioned are deemed unsuccessful, Idaho Copper shall have the right to terminate this Agreement upon written notice to Veracio. If the results of test are successful as this term is defined hereto, Parties will immediately engage to implement Phase 2.

Phase 2. Initial Ore Hole Scanning at Caldwell, Idaho CuMo facility.

2.1 Upon completion of Phase I, and within the time agreed between the Parties to initiate phase II , Veracio shall mobilize its TruScan XRF scanning unit and service to the Site where Idaho Copper drill core and associated materials are stored. For the purposes of this Statement of Work, Site means the Caldwell Idaho Facility located at 2800 E Chicago St, Caldwell, ID 83605 United States. Idaho shall ensure timely access to Veracio employees and equipment to the Site.

2.2 Veracio technicians will perform the nominated TruScan service as outlined in Section 5 – Products, inclusive of scanning drill core from the CuMo deposit, as designated by Idaho Copper. After each tray of core is scanned, Idaho Copper staff will select and remove representative core pieces for further offsite testing. Due to the additional manual handling effort required based on the specific Idaho Copper core trays in use, as well as the specific operational processes Idaho Copper have requested Veracio align with to complete the service, when required by Veracio, Idaho Copper will supply a supporting field technician on a temporary basis to help complete the Services contracted.

The minimum agreed TruScan core scanning service for Phase 2 is 30,000ft. It is noted that Idaho Copper have requested a QA/QC process beyond the typical Veracio operating practices which would typically incur a fee beyond our standard quoted price. Scanning of standards and blanks, as defined within Veracio's standard operating procedure, shall be for the account of Veracio and shall not incur any footage fee. Repeat assays, split core variability scans and scanning of duplicates shall be for the account of the Company and will incur a footage fee.

As a testament to this partnership, Veracio have agreed to withhold the resultant TruScan service footage price increase for Idaho Copper, conditional upon the support and acknowledgement that Veracio can list Idaho Copper as a named customer; receive testimonials from Idaho Copper on the TruScan service and value delivered – which can be externally advertised; plus provide support and input on a whitepaper on the TruScan service at Idaho Copper as a mechanism to report resources and reserves.

2.3 The cost for Phase 2 is outlined in Section 6 below. Including the concessions made in relation to 2.2 above. Notwithstanding, Idaho Copper shall provide Veracio with access to the Site and work with Veracio to complete the mobilization without delays.

Phase 3. Additional Drill Core Scanning.

3.1 Following completion of the 30,000ft of core processed via the TruScan service in Phase 2, Idaho Copper and Veracio will mutually decide as to whether to progress to an optional Phase 3. Following acceptance to proceed, including a contract amendment for the additional scope, the TruScan service will continue to be deployed and shall remain in the Idaho facility to scan additional core as designated by Idaho Copper, including the potential for several selected geotechnical holes.

3.2 The cost of Phase 3, will be mutually agreed at a later date.

4. Quality Assurance and Quality Control for all Scanning

4.1. Standards and Blanks - One or more standards (either purchased or manufactured) at a grade close to the economic grade cutoff indicated by Idaho Copper, plus a blank sample must be inserted for analysis at regular intervals at a rate that would provide meaningful control over accuracy / drift of the machine. The frequency of the use of standards and blanks shall be at least once per core tray or one per 30 samples/assays.

4.2 Repeat Assay/Duplicates - in order to measure with precision, the same samples (core tray) should be re-assayed at regular intervals to demonstrate the difference between the first and second assay. This should be done at the start of each shift (re-assaying the last tray of the previous shift). This should also apply when the machine has stopped within shift for any change to configuration or mechanical maintenance.

4.3 Split core duplicates - in order to get a measure of the variance at zero distance (the nugget effect) an assay needs to be taken of the same core but with the core rotated in the core tray. If one core tray per hole was re-assayed having had the core rotated, then over a full program a very good measurement of nugget would be obtained. The split core variability needs to be performed on both intervals delivered (small and 1m/3ft) while taking into special consideration the presence of unscannable broken core.

4.4 Presentation of QA/QC results and acceptance criteria. Standards and blanks should be reported for each hole and each shift and compared with the historic mean of those measurements. Assays for that hole / shift should only be accepted if the Standard and blank data is within acceptable limits - this limit should be determined in collaboration with Veracio. The Standard and Blank data should also be presented progressively for the whole program and compared with historical assays for those samples to demonstrate accuracy and identify any drift. Likewise, the Repeat Assay/ Duplicates should be presented as a paired difference and mean paired difference in real time and where the difference exceeds a tolerance (to be discussed) the assays for the period since the last acceptable duplicate cannot be accepted. The differences obtained at each duplicate run should be presented along with all differences to show any drift in the precision. Results from split core duplicates should be presented as paired differences and large discrepancies should be investigated (photos or core logs) and explained.

5. Products:

5.1. TruScan – Core (Data as a Service)

For the purposes of this Agreement TruScan – Core (Data as a Service) includes:

(a) The provision of one (1) TruScan Unit;
(b) The necessary skilled Veracio Technician(s) to operate the TruScan Unit;
(c) Hi-Res Wet/Dry Digital Photo capture and storage;
(d) XRF elemental scanning;
(e) Autologger AI/ML software licensing and access including secure AWS Cloud hosting

5.2. TruStructure software service.

For the purposes of this Agreement TruStructure software service includes:

(a) Includes AI/ML software licensing and access including secure AWS Cloud hosting

6. Special Payment Terms:

6.1 Deposit.

(a) Idaho agrees to pay to Veracio the following amounts (collectively "**Deposit**").

Deposit	
Description	Amount
Mobilization Fee:	$5,000 (USD)
Non-Cancellable TruScan Fees:	$60,000 (USD)
Total	$ 65,000 (USD)

(b) The Deposit will be paid in two tranches as follows:
  a. 50% of total Deposit or $32,500 on the Effective date and against the release, by Veracio to Idaho, of all data and results mentioned above in clause 1.6
  b. 50% of total Deposit balance or $32,500 within 2 weeks from the Effective date
(c) The Deposit is non-refundable to Idaho for any reason. If the project proceeds to the next Phase, the Deposit will be applied against the total amount included in the last invoice issued under this Agreement.

6.2 Upfront Monthly Payment.

(a) Idaho shall pay to Veracio an Upfront Monthly Payment of $ 57,000 (USD) for the Services to be performed during the billing cycle.

(b) The first Upfront Monthly Payment must be paid to Veracio no later than five (5) business days after the Effective Date on which the provision of Services starts.

(c) The subsequent monthly payments must be paid to Veracio no later than five (5) business days from the 1st day of each month

(d) All Services performed after first Upfront Monthly Payment will be subject to the Applicable Rates as set forth in section 6.3 below.

(e) A monthly invoice reconciliation will be completed on the last business day month to determine whether there is any debit or credit ("**Balance**") to be applied against the next Upfront Monthly Payment.

(f) The Balance will be calculated as follows:

Balance = Upfront Monthly Payment – Accrued price for Services actually performed during the month

6.3 Applicable Rates.

For all other payments required under this Agreement, Veracio will invoice Idaho Copper based on the following rates.

	Service	Reduced Price (USD)	Price Unit
6.3.1	**TruScan – Core (Data as a Service)** (Inclusions as per Sections 3-5 of the Schedule B). Note preferential pricing is in effect conditional upon marketing support as defined in Section 2.2	~~**$9.50**~~ **$8**	Per Foot
6.3.2	**TruStructure software service** Includes AI/ML software licensing and access including secure AWS Cloud hosting TruStructure is included as a risk free value-add benefit for Idaho Copper for Phase 2 only. Should the project transition to the optional Phase 3 stage, the service can be discontinued, or alternatively, if agreed to continue, the pricing of $2 per foot will come into effect.	~~**$2**~~ **$0**	Per Foot
6.3.3	**TruScan minimum shift rate** Applicable only if minimum Core scanning volume throughputs are not reached. Core scanning minimum shift volume of 240 feet per shift Mutually aligned against reasonable operating expectations and conditions.	**$1900**	**Per shift (12hr period)**

<u>**Phase 1 fees**</u> are on the account of Veracio.

<u>**Phase 2 fees are**</u> USD $8 per foot as stated in section 6.3.1. above. Services provided under Phase II will be subject to:

VERACIO™

(a) A commitment from Idaho to provide at least 30,000ft of core to scan. For clarity, this means that Idaho shall ensure Veracio a minimum commitment of $240,000 aligned with the expected volume of core to be scanned.

Phase 3 fees will be defined at a later date upon mutual written agreement to proceed.

6.3.4 Additional Fees not included in the TruScan service fees.

Beyond the above-mentioned TruScan service fees, the following additional fees shall apply and will be invoiced separately

Service	Partnership Price (USD)	Price Unit
Mobilization to Idaho*	**$5,000**	Flat Fee
De-mobilization from Idaho	**$5,000**	Flat Fee
Travel for technician	**At Cost +5%**	Round trip
Per diem for technician	**$180**	Per day
Additional Technician (Applicable only if necessary) **	**$800**	Per day

* Mobilization fee is included in the Total Deposit as per Section 6.1 (a)
**Additional Technician fee will not be applied to this project if Idaho Copper provide their supporting technician as defined in section 2.2

6.3.5 Price Adjustments.

Veracio reserves the right to adjust all applicable rates on an annual basis. Idaho Copper will be notified of any fee changes with 30 days written notice.

7. Site-specific Permit or Legal Compliance Requirements:
N/A

8. EHS

Veracio will obtain any needed permitting related to the operation of TruScan equipment in Idaho. All Veracio work procedures for safe operation will be adhered to.

The SOW may be amended only by a written instrument specifically referencing this SOW duly executed by authorized personnel of both the Company and Veracio.

This Schedule B of the Master TruScan Services Agreement - Master Contract No V1005-08-1416 / SOW No. VER-SOW-8-0325 is hereby signed by duly authorized representatives of the parties:

VERACIO

For **VERACIO LTD**	For **COMPANY**
JT Clark	Andrew Brodkey
Name	Name
CEO	COO
Print Title	Print Title
	Andrew Brodkey
Signature	Signature